FORM 5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and Address of Reporting Person:
         Lavezzo, Albert M.
         300 Tuolumne Street, Suite A
         Vallejo, California 94590

2. Issuer and Ticker or Trading Symbol:
   First Banks America, Inc.     FBA

3. IRS or Social Security Number of Reporting Person:

4. Statement for Month/Year: July - 1998

5. If Amendment, Date of Original (Month/Year):
     N/A

6. Relationship of Reporting Person(s) to Issuer:
     X  Director                                     _____ 10% Owner
    ----
    ____ Officer (give title below)                  _____ Other (Specify below)

7. Individual  or  Joint/Group  Reporting:
      X   Form Filed by One  Reporting Person
    -----
    _____ Form Filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.       Title of Security:                      Common Stock (Par Value $0.15)

2.       Transaction Date (Month/Day/Year):          7/1/98

3. Transaction Code: A 4. Securities Acquired (A) or Disposed of (D):
         Amount: 500
         (A) or (D)
         ---

         Price: Shares were issued to qualifying directors in accordance with a 1993 Directors' Stock Bonus Plan

5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year:
         9,210
6. Ownership Form:
         Direct (D) or Indirect (I)
         ---------
7. Nature of Indirect Beneficial Ownership: N/A

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

 1. Title of Derivative Security:           N/A
 2. Conversion or Exercise Price of Derivative Security:      N/A
 3. Transaction Date:                                         N/A
 4. Transaction Code:                                         N/A
 5. Number of Derivative Securities Acquired (A) or Disposed of (D):   N/A
         (A)               (D)
 6. Date Exercisable:      N/A
         Expiration Date:
 7. Title and Amount of Underlying Securities:       N/A
         Title             Amount or Number of Shares
 8. Price of Derivative Security:   N/A
 9. Number of Derivative Securities Beneficially Owned at End of Year: N/A
10. Ownership of Derivative Security: Direct (D)__ or Indirect (I)__:  N/A
11. Nature of Indirect Beneficial Ownership:         N/A


Explanation of Responses:


/s/Albert M. Lavezzo
-----------------------------
Signature of Reporting Person

Date: January 19, 1999